Watts, Griffis and McOuat
Since 1962
CONSULTING GEOLOGISTS AND ENGINEERS

CONSENT OF RICHARD RISTO

Alderon Iron Ore Corp.
United States Securities and Exchange Commission

Dear Sirs:

RE: ALDERON IRON ORE CORP.

I, Richard Risto, M.Sc., P.Geo., Senior Associate Geologist of Watts, Griffis and McOuat Limited, do hereby consent to filing of the following report.

Reference is made to the technical report entitled *"Preliminary Economic Assessment of the Rose Central Deposit and Resource Estimate for the Rose Central, Rose North and Mills Deposits of the Kamistiatusset (Kami) Iron Ore Property, Labrador for Alderon Iron Ore Corp."* dated effective October 26, 2011, which the undersigned has co-authored on behalf of Watts, Griffis and McOuat Limited for Alderon Iron Ore Corp. (the "Technical Report").

I, hereby consent to the inclusion of references to my name and information derived from, the Technical Report, in this Annual Report on Form 40-F of Alderon Iron Ore Corp., which is being filed with the United States Securities and Exchange Commission.

Dated this 30th day of March, 2012.

Sincerely,

R. Risto

Richard Risto M.Sc., P.Geo.
Senior Associate Geologist